Exhibit 99.1



                              [American Radio Logo]





FOR IMMEDIATE RELEASE                   Contact: Joe Winn, Chief Financial
                                        Officer or Bruce Danziger, Director of
                                        Investor Relations
                                        (617) 375-7500


                 AMERICAN RADIO SYSTEMS ANNOUNCES TRANSACTION TO
                      EXCHANGE WHAM-AM, WHTK-AM AND WVOR-FM
                          FOR WKRO-FM, CINCINNATI, OHIO

Boston, Massachusetts - December 27, 1996 - American Radio Systems Corporation (NASDAQ: AMRD) announced today that is has reached an agreement to exchange radio stations WHAM-AM, WHTK-AM, and WVOR-FM in Rochester, New York, and $16 million in cash to Jacor Communications, Incorporated for WKRQ-FM in Cincinnati. In addition, American will assign to Jacor its option to purchase WNVE-FM, Rochester from the Great Lakes Wireless Talking Machine Limited Liability Corporation. Consummation of the transaction is subject to regulatory approval.

Steve Dodge, American's Chairman and CEO, stated, "We're delighted to enter the Cincinnati market, which we view as one of the most attractive in the country. And we're especially happy to be able to do so with a market leader of the quality of WKRQ. We also believe that we are putting WHAM, WHTK and WVOR in the hands of a very fine and experienced broadcaster who understands these properties and will continue to move them forward."

American Radio Systems Corporation began trading shares publicly in June, 1995 on NASDAQ. The Company owns and/or manages 46 FM and 23 AM stations in Boston, Baltimore, Portland, Sacramento, Hartford, Las Vegas, Austin, Buffalo, San Jose, West Palm Beach, Rochester, Dayton, and Fresno. The Company also has options and/or agreements to buy additional radio stations in Boston, Baltimore, Sacramento, San Jose, West Palm Beach, Rochester, Dayton and Fresno. In addition, on August 5, 1996 the company announced that it had reached an agreement to merge with EZ Communications, Inc. EZ Communications owns and/or operates 23 radio stations in seven markets nationwide.

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                        (617) 375-7500 FAX (617) 375-7575